2

W6-NY960260.300






            PENNSYLVANIA ENTERPRISES, INC., As Issuer



                               To



                    CHEMICAL BANK, As Trustee



                 ______________________________
                  FIRST SUPPLEMENTAL INDENTURE

                  Dated as of February 15, 1996

                               to

              Indenture, dated as of June 15, 1992
         _______________________________________________
             10.125% Senior Notes due June 15, 1999

     FIRST SUPPLEMENTAL INDENTURE, dated as of February 15, 1996, between PENNSYLVANIA ENTERPRISES, INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the "Company"), having its principal office at Wilkes-Barre Center, 39 Public Square, Wilkes-Barre, Pennsylvania, and CHEMICAL BANK, a corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called the "Trustee"). (Capitalized terms used herein without definition shall have the meanings ascribed to them in the Original Indenture).

     WHEREAS, the Company has heretofore executed and delivered to the Trustee, an Indenture dated as of June 15, 1992 (the
"Original Indenture") providing for the issuance of its 10.125%
Senior Notes due June 15, 1999 (the "Securities"); and

     WHEREAS, Section 1001 of the Original Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Original Indenture without notice to or consent of any Securityholder to cure any ambiguity, defect or inconsistency; and

     WHEREAS, all requirements of law and of the Restated Articles of Incorporation, as amended, and By-Laws of the Company, including all requisite action on the part of its Board of Directors and officers, relating to the execution of this First Supplemental Indenture have been complied with and observed, and all things necessary to make this First Supplemental Indenture, a valid and legally binding instrument in accordance with its terms, have happened, been done and been performed;

     NOW THEREFORE, the Company and the Trustee hereby agree as follows:

     1. Section 904(1) of the Original Indenture is hereby amended by adding the words "or redemption date" immediately after the word "maturity" in the tenth line thereof.

     2. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Original Indenture, and the Original Indenture, as supplemented by this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     3. The Trustee accepts the trusts created by the Original
Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Original Indenture, as supplemented by this First
Supplemental Indenture.

     4. This First Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     5. This First Supplemental Indenture shall be construed in accordance with the laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                   PENNSYLVANIA ENTERPRISES, INC.



                                   By: /s/  John F. Kell, Jr.
                                     Name:  John F. Kell, Jr.
                                     Title:  Vice President,
                                     Finance


[SEAL]

Attest:


/s/  Thomas J. Ward


                                   CHEMICAL BANK, as Trustee



                                   By: /s/  W.B. Dodge
                                     Name:  W.B. Dodge
                                     Title:  Vice President


[SEAL]

Attest:


/s/  Glenn G. McKeevey
COMMONWEALTH OF PENNSYLVANIA    )
                                ss.:
COUNTY OF LUZERNE               )

     On the 29th day of February, 1996, before me personally came John F. Kell, Jr., to me known who, being by me duly sworn, did depose and say that he is Vice President, Finance of Pennsylvania Enterprises, Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                        /s/  JoAnne McHale

[Notarial Seal]

                          Notarial Seal
                      JoAnne McHale, Notary
                             Public
                     Wilkes-Barre , Luzerne
                             County
                      My Commission Expires
                          Sept. 6, 1998




STATE OF NEW YORK    )
                     ss.:
COUNTY OF NEW YORK   )

     On the 6th day of March, 1996, before me personally came W.B. Dodge, to me known who, being by me duly sworn, did depose and say that he is Vice President of Chemical Bank, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                   /s/  Emily Fayan


[Notarial Seal]
                           Emily Fayan
                   Notary Public, State of New
                              York
                         No. 24-4737006
                    Qualified in Kings County
                  Certificate Filed in New York
                             County
                   Commission Expires December
                            31, 1997